Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Fourth Quarter and Fiscal 2024 Financial Results

~ Q4 Comparable Store Sales increased 2.8% ~

~ Q4 Earnings per Share and Adjusted Earnings per Share were $1.11 and $1.19 ~

~ Targeting 75 New Store Openings for Fiscal 2025 ~

HARRISBURG, PA – March 19, 2025 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the fourth quarter and full-year fiscal 2024.

Fourth Quarter Summary:

•
Total net sales increased 2.8% to $667.1 million. Excluding the impact of the 53rd week in fiscal 2023, net sales increased 8.5%. Net sales in the 53rd week of fiscal 2023 were $34.0 million and contributed approximately $0.04 to diluted earnings per share.

•	Comparable store sales increased 2.8% from the prior year increase of 3.9%.

•	The Company opened 13 new stores, ending the quarter with 559 stores in 31 states, an increase of 9.2% year-over-year.

•
Pre-opening expenses increased by $3.2 million or $0.04 per diluted share, resulting from the earlier timing of store openings in fiscal 2025 as compared to 2024, and the dark rent expense associated with the bankruptcy acquired locations.

•	Net income was $68.6 million, or $1.11 per diluted share.

•	Adjusted net income(1) was $73.4 million, or $1.19 per diluted share.

•	Adjusted EBITDA(1) was $109.4 million and adjusted EBITDA margin(1) was 16.4%.

“We were very pleased with our financial results and the underlying trends in our business.  At a time when consumers need it most, we are delivering unprecedented value through an ever-changing assortment that combines quality, national brands, and pricing in a way that can only be found at Ollie’s,” said Eric van der Valk, President and Chief Executive Officer.

Mr. van der Valk continued, “With so many retailers closing stores or going bankrupt in the past year, there are a considerable number of abandoned customers, merchandise, real estate, and talent in the marketplace. We think there is a unique opportunity to take on some of these assets in a manner that strengthens our competitive positioning, broadens our footprint, and bolsters shareholder returns for years to come. With our expanded supply chain, flexible and resilient operating model, fortress balance sheet, and committed associates, we are ready. WE ARE OLLIE’S!”

Fiscal Year Summary:

•
Total net sales increased 8.0% to $2.272 billion. Excluding the impact of the 53rd week in fiscal 2023, net sales increased 9.8%. Net sales in the 53rd week of fiscal 2023 were $34.0 million and contributed approximately $0.04 to diluted earnings per share.

•	Comparable store sales increased 2.8% from the prior year increase of 5.7%.

•	The Company opened 50 new stores and closed three stores, ending the year with 559 stores in 31 states, an increase of 9.2% year-over-year.

•	Net income was $199.8 million, or $3.23 per diluted share.

•	Adjusted net income(1) was $202.4 million, or $3.28 per diluted share.

•	Adjusted EBITDA(1) was $313.1 million and adjusted EBITDA margin(1) was 13.8%.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile our comparable GAAP measures to these non-GAAP measures.

Fourth Quarter Results

Net sales increased 2.8% to $667.1 million in the fourth quarter of fiscal 2024 from $648.9 million in the fourth quarter of fiscal 2023. The increase in net sales was driven by new store growth and a comparable store sales increase of 2.8%, partially offset by the impact of last year’s 53rd week, which accounted for $34.0 million in sales. The comparable store sales increase was driven by fairly equal increases in both transactions and basket size.

Gross margin increased 20 basis points to 40.7% in the fourth quarter of fiscal 2024 from 40.5% in the fourth quarter of fiscal 2023. The increase in gross margin was primarily driven by lower supply chain costs, partially offset by a slightly lower merchandise margin, primarily driven by changes in sales mix between product categories.

Selling, general, and administrative expenses as a percentage of net sales increased to 25.5% in the fourth quarter of fiscal 2024 from 24.1% in the fourth quarter of fiscal 2023. Excluding a one-time expense of $5.5 million for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman, SG&A as a percentage of net sales, increased 50 basis points to 24.6% in the fourth quarter of fiscal 2024 compared to 24.1% the fourth quarter of fiscal 2023, primarily driven by higher expenses related to our new store growth and the earlier timing of new store openings in fiscal 2025 as compared to fiscal 2024.

Pre-opening expenses increased to $4.8 million in the fourth quarter of fiscal 2024 from $1.6 million in the fourth quarter of fiscal 2023. The increase was primarily driven by higher expenses related to our new store growth and the earlier timing of new store openings in fiscal 2025 as compared to fiscal 2024. Included in fiscal 2024 are dark rent expenses associated with bankruptcy acquired locations of $1.1 million.

Operating income was $87.7 million in the fourth quarter of fiscal 2024, and included a one-time expense of $5.5 million for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman. Excluding this one-time expense, adjusted operating income(1) decreased 4.5% to $93.2 million in the fourth quarter of fiscal 2024 from $97.7 million in the fourth quarter of fiscal 2023. Adjusted operating margin(1) decreased 100 basis points to 14.0% in the fourth quarter of fiscal 2024 from 15.0% in the fourth quarter of fiscal 2023.

Net income decreased 10.4% to $68.6 million, or $1.11 per diluted share, in the fourth quarter of fiscal 2024 from $76.5 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2023. Adjusted net income(1), which excludes excess tax benefits related to stock-based compensation and the one-time equity awards expense decreased 3.8% to $73.4 million, or $1.19 per diluted share, in the fourth quarter of fiscal 2024 from $76.3 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2023.

Adjusted EBITDA(1) decreased 1.1% to $109.4 million in the fourth quarter of fiscal 2024 from $110.6 million in the fourth quarter of fiscal 2023.  Adjusted EBITDA margin(1) decreased 60 basis points to 16.4% in the fourth quarter of fiscal 2024 from 17.0% in the fourth quarter of fiscal 2023.

Fiscal 2024 Results

Net sales increased 8.0% to $2.272 billion in fiscal 2024 from $2.103 billion in fiscal 2023. Excluding the $34.0 million impact of the 53rd week in fiscal 2023, net sales increased 9.8%. The increase in net sales was driven by new store growth and a comparable store sales increase of 2.8%.

Gross margin increased 70 basis points to 40.3% in fiscal 2024 from 39.6% in fiscal 2023. The increase in gross margin is primarily due to favorable supply chain costs.

Selling, general, and administrative expenses as a percentage of net sales increased to 27.0% in fiscal 2024 from 26.8% in fiscal 2023. Excluding a one-time expense of $5.5 million for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman, SG&A as a percentage of net sales, decreased 10 basis points to 26.7% in fiscal 2024 from 26.8% in fiscal 2023, primarily the result of increased leverage of fixed expenses from the increase in comparable store sales.

Pre-opening expenses increased to $19.3 million in fiscal 2024 from $14.1 million in fiscal 2023. The increase was primarily due to the earlier timing of new store openings in fiscal 2025 as compared to fiscal 2024, start-up costs related to opening the Princeton, IL distribution center, and dark rent expense associated with the bankruptcy acquired new store locations.

Operating income was $249.5 million in fiscal 2024, and included a one-time expense of $5.5 million for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman. Excluding this one-time expense, adjusted operating income(1) increased 11.9% to $255.0 million in fiscal 2024 from $227.8 million in fiscal 2023. Adjusted operating margin(1) increased 40 basis points to 11.2% in fiscal 2024 from 10.8% in fiscal 2023.

Net income increased 10.1% to $199.8 million, or $3.23 per diluted share, in fiscal 2024 from $181.4 million, or $2.92 per diluted share, in fiscal 2023. Adjusted net income(1), which excludes excess tax benefits related to stock-based compensation and the one-time equity awards expense, increased 12.2% to $202.4 million, or $3.28 per diluted share, in fiscal 2024 from $180.4 million, or $2.91 per diluted share, in fiscal 2023.

Adjusted EBITDA(1) increased 13.8% to $313.1 million in fiscal 2024 from $275.2 million in fiscal 2023.  Adjusted EBITDA margin(1) increased 70 basis points to 13.8% in fiscal 2024 from 13.1% in fiscal 2023.

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents and short-term investments were $428.7 million as of the end of fiscal 2024 compared with $353.2 million as of the end of fiscal 2023.  The Company had no outstanding borrowings under its $100 million revolving credit facility and $85.8 million of availability under the facility as of the end of fiscal 2024. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.6 million as of the end of fiscal 2024.

Inventories as of the end of fiscal 2024 increased 9.2% to $552.5 million compared with $505.8 million as of the end of fiscal 2023, primarily driven by our accelerating store growth and earlier cadence of new store openings for fiscal 2025. On a per store basis, inventories were relatively flat year-over-year.

Capital expenditures were $120.6 million in fiscal 2024, primarily related to the development of new stores, the completion of the Company’s fourth distribution center in Princeton, IL, the acquisition of the former 99 Cents Only Stores and Big Lots Stores locations through the bankruptcy auction process, and the remodeling of existing stores.

During the fourth quarter of fiscal 2024, the Company invested $5.7 million of cash to repurchase 52,155 shares of its common stock, resulting in $53.0 million invested in fiscal 2024. As of February 1, 2025, $32.7 million remained available for future share repurchases under the Company’s existing share repurchase program authorization.

This morning, the Company issued a separate press release announcing a new share repurchase authorization for the repurchase of an additional $300 million of the Company’s outstanding common stock, which was unanimously approved by the Company’s Board of Directors, and is effective through March 31, 2029.

Real Estate Update

The Company recently announced the acquisition of an additional 40 former Big Lots store locations subsequent to year-end, securing the path to our accelerated growth target of 75 stores for fiscal 2025. These store locations are leased properties with below market rent and favorable leasing structures, located in good trade areas, and have been serving value-oriented customers for many years. The purchase price for these acquired stores was funded by cash on hand.

Fiscal 2025 Outlook

The Company is accelerating new store openings during fiscal 2025 to 75 stores from 50 in fiscal 2024. With that framework in place, the Company estimates the following for the fiscal year ending January 31, 2026:

New store openings	75
Net sales	$2.564 to $2.586 billion
Comparable store sales increase	1% to 2%
Gross margin	40%
Operating income(1)	$283 to $292 million
Adjusted net income(1)(2)(3)	$225 to $232 million
Adjusted net income per diluted share(1)(2)(3)	$3.65 to $3.75
Annual effective tax rate (excludes excess tax benefits related to stock-based compensation)	25%
Diluted weighted average shares outstanding	62 million
Capital expenditures	$83 to $88 million

(1)
The earnings outlook noted above includes dark rent expenses of approximately $5 million, or $0.06 in adjusted earnings per share, included within pre-opening expenses resulting from the Company’s acquisition of leases of former Big Lots stores.

(2)
The outlook ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

(3)	The earnings outlook noted above includes interest income of approximately $17 million. This assumes the potential for lower interest rates in fiscal 2025.

Conference Call Information

A conference call to discuss fourth quarter and full-year fiscal 2024 financial results is scheduled for today, March 19, 2025, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com/.

A replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 575 stores in 31 states and growing! For more information, visit http://www.ollies.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2025 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, capital market conditions, the economy, and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, supply chain challenges, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory, anticipate consumer demand, or achieve favorable product margins; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; fluctuations in comparable store sales and results of operations, including on a quarterly basis; factors such as inflation, cost increases, and energy prices; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs and trade sanctions on imported goods and international trade disputes; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; changes in market levels of wages; risks associated with cybersecurity events and the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; our inability to obtain favorable lease or acquisition terms for our properties; the failure to timely acquire, develop, open, and operate, or the loss of, or disruption or interruption in the operations of, any of our centralized distribution centers; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising, and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, and severe weather events; outbreak of viruses, global health epidemics, pandemics, or widespread illness; changes in government regulations, procedures and requirements, including as a result of executive orders and other policies promulgated by the current administration; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
Managing Director of Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024

Net sales	$667,084	$648,949	$2,271,705	$2,102,662
Cost of sales	395,480	385,950	1,357,253	1,270,297
Gross profit	271,604	262,999	914,452	832,365
Selling, general and administrative expenses	169,847	156,097	612,406	562,672
Depreciation and amortization expenses	9,208	7,616	33,224	27,819
Pre-opening expenses	4,824	1,632	19,319	14,075
Operating income	87,725	97,654	249,503	227,799
Interest income, net	(4,054)	(4,632)	(16,311)	(14,686)
Income before income taxes	91,779	102,286	265,814	242,485
Income tax expense	23,225	25,811	66,052	61,046
Net income	$68,554	$76,475	$199,762	$181,439
Earnings per common share:
Basic	$1.12	$1.24	$3.26	$2.94
Diluted	$1.11	$1.23	$3.23	$2.92
Weighted average common shares outstanding:
Basic	61,335	61,558	61,339	61,741
Diluted	61,884	61,956	61,767	62,068

Percentage of net sales(2)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	59.3	59.5	59.7	60.4
Gross profit	40.7	40.5	40.3	39.6
Selling, general and administrative expenses	25.5	24.1	27.0	26.8
Depreciation and amortization expenses	1.4	1.2	1.5	1.3
Pre-opening expenses	0.7	0.3	0.9	0.7
Operating income	13.2	15.0	11.0	10.8
Interest income, net	(0.6)	(0.7)	(0.7)	(0.7)
Income before income taxes	13.8	15.8	11.7	11.5
Income tax expense	3.5	4.0	2.9	2.9
Net income	10.3%	11.8%	8.8%	8.6%

(1)
The fourth quarter and full year 2024 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods. The extra week contributed $34.0 million of sales for the fourth quarter and full year 2023.

(2)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	February 1,	February 3,
Assets	2025	2024
Current assets:
Cash and cash equivalents	$205,123	$266,262
Short-term investments	223,546	86,980
Inventories	552,542	505,790
Accounts receivable	2,352	2,223
Prepaid expenses and other assets	10,228	10,173
Total current assets	993,791	871,428
Property and equipment, net	334,961	270,063
Operating lease right-of-use assets	554,737	475,526
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,247	2,168
Total assets	$2,561,145	$2,294,594
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$556	$639
Accounts payable	130,279	128,097
Income taxes payable	1,707	14,744
Current portion of operating lease liabilities	83,944	89,176
Accrued expenses and other	87,855	82,895
Total current liabilities	304,341	315,551
Revolving credit facility	-	-
Long-term debt	1,040	1,022
Deferred income taxes	81,124	71,877
Long-term operating lease liabilities	479,330	397,912
Total liabilities	865,835	786,362
Stockholders’ equity:
Preferred stock	-	-
Common stock	67	67
Additional paid-in capital	735,284	694,959
Retained earnings	1,367,713	1,167,951
Treasury - common stock	(407,754)	(354,745)
Total stockholders’ equity	1,695,310	1,508,232
Total liabilities and stockholders’ equity	$2,561,145	$2,294,594

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Net cash provided by operating activities	$147,760	$143,636	$227,454	$254,497
Net cash used in investing activities	(71,895)	(24,786)	(255,341)	(150,087)
Net cash used in financing activities	573	(12,143)	(33,252)	(48,744)
Net increase (decrease) in cash and cash equivalents	76,438	106,707	(61,139)	55,666
Cash and cash equivalents at the beginning of the period	128,685	159,555	266,262	210,596
Cash and cash equivalents at the end of the period	$205,123	$266,262	$205,123	$266,262

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income, and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes the one-time expense for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman; adjusted net income and adjusted net income per diluted share exclude the one-time expense for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman and adjustments to the provisions for income taxes and excess tax benefits related to stock-based compensation, each of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses, and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to, or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations, and cash flows and should therefore be considered in assessing the Company’s actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Operating income	$87,725	$97,654	$249,503	$227,799
Acceleration of stock awards expense(2)	5,488	-	5,488	-
Adjusted operating income	$93,213	$97,654	$254,991	$227,799

(1)	The fourth quarter and full year 2024 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.

(2)	Represents the one-time expense for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Net income	$68,554	$76,475	$199,762	$181,439
Acceleration of stock awards expense (2)	5,488	-	5,488	-
Excess tax benefits related to stock-based compensation (3)	(654)	(176)	(2,832)	(1,074)
Adjusted net income	$73,388	$76,299	$202,418	$180,365

(1)	The fourth quarter and full year 2024 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.
(2)	Represents the one-time expense for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman.
(3)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Net income per diluted share	$1.11	$1.23	$3.23	$2.92
Adjustments as noted above, per dilutive share:
Acceleration of stock awards expense (2)	0.09	-	0.09	-
Excess tax benefits related to stock-based compensation	(0.01)	-	(0.05)	(0.02)
Adjusted net income per diluted share (3)	$1.19	$1.23	$3.28	$2.91

Diluted weighted-average common shares outstanding	61,884	61,956	61,767	62,068

(1)	The fourth quarter and full year 2024 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.
(2)	Represents the one-time expense for the accelerated expense resulting from the modification of existing equity awards for our Executive Chairman.
(3)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Net income	$68,554	$76,475	$199,762	$181,439
Interest income, net	(4,054)	(4,632)	(16,311)	(14,686)
Depreciation and amortization expenses	12,592	9,703	44,128	35,120
Income tax expense	23,225	25,811	66,052	61,046
EBITDA	100,317	107,357	293,631	262,919
Non-cash stock-based compensation expense	9,038	3,229	19,445	12,237
Adjusted EBITDA	$109,355	$110,586	$313,076	$275,156

(1)	The fourth quarter and full year 2024 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.

 Key Statistics

	Quarter ended (1)		Fiscal year ended (1)
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024

Number of stores open at beginning of period	546	505	512	468
Number of new stores	13	7	50	45
Number of closed stores	-	-	(3)	(1)
Number of stores open at end of period	559	512	559	512

Average net sales per store (in thousands) (2)	$1,200	$1,273	$4,271	$4,286
Comparable stores sales change	2.8%	3.9%	2.8%	5.7%
Comparable store count – end of period	498	455	498	455

(1)	The fourth quarter and full year 2024 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.

(2)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.